                                                                    Exhibit 22.

                          SUBSIDIARIES OF REGISTRANT

The following are the subsidiaries of Mercom, Inc.:

     Communications and Cablevision, Inc.

     Coldwater Cablevision, Inc.

     Allegan County Cablevision, Inc.

     Mercom of Florida, Inc.

     Mercom Services, Inc.